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                                                                   Exhibit 10.30

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT dated as of July 18, 2005 (the "Effective Date") is made by and between Merisant Company, a Delaware corporation (the "Company"), and Anthony J. Nocchiero (the "Executive").

          WHEREAS, the Company desires to employ the Executive as Chief Financial Officer, Vice President Finance of the Company, upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such employment upon and subject to such terms and conditions;

          NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

          1. EMPLOYMENT. (a) The Company hereby employs the Executive and the Executive hereby accepts such employment upon and subject to the terms and conditions of this Agreement from the Effective Date until the third annual anniversary of the Effective Date, unless the Executive's employment is earlier terminated pursuant to Section 4 (such period referred to as the "Initial Term"). As of the conclusion of the Initial Term, the period of employment shall automatically be extended on the same terms and conditions as set forth in this Agreement for successive one-year periods unless and until either: (i) a party gives the other party no less than sixty (60) calendar days' advanced written notice prior to the end of the Initial Term or any such one-year extension period that the party will not further extend the Initial Term or such one-year extension period (as applicable), or (ii) either party terminates the Executive's employment in accordance with Section 4. The Initial Term and any and all extensions thereof (or partial extension in the event of an earlier termination pursuant to Section 4), if any, shall be collectively referred to as the "Employment Period".

          (b) The Executive covenants, represents and warrants that: (i) the execution, delivery and complete performance of this Agreement by him does not and will not breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; and (ii) he is not a party to or bound by any employment or services agreement, confidentiality agreement, non-competition agreement, other restrictive covenant, or other obligation or agreement that would or could prohibit or restrict him from being employed by the Company or from performing any of his duties under this Agreement.

          2. POSITION, DUTIES AND RESPONSIBILITIES. The Company shall employ the Executive during the Employment period as its Chief Financial Officer, Vice President Finance, reporting to the Chief Executive Officer, and the Executive shall serve in the same capacity for Merisant Worldwide, Inc. and Merisant US, Inc. for no additional compensation. During the Employment Period, the Executive shall perform the duties assigned to him hereunder faithfully, with the utmost loyalty, to the best of his abilities and in the best interests of the Company; shall devote his full business time, attention and effort to the affairs of the Company; and shall not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions which he knows or reasonably should know could harm the business or reputation of the Company or any of its affiliates or other related entities. Subject to the powers, authority and responsibilities vested in the Company's Board of Directors (the

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"Board") and in duly constituted committees of the Board, the Executive shall have the authority and responsibility to direct the management and operation of the Company and shall also perform such other duties on behalf of the Company and its affiliates and other related entities, consistent with his title and duties above, as the Board or Chief Executive Officer may from time to time authorize or direct; provided, the Executive may engage in activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, and management of personal investments, to the extent that such other activities do not interfere with the performance of Executive's duties under this Agreement, or conflict with the Code of Business Conduct and Ethics of the Company or violate the terms of any of the covenants provided in Section 5 hereof.

          3.   COMPENSATION AND BENEFITS.

          (a) BASE SALARY. During the Employment Period, the Company shall pay to the Executive a base salary at the gross rate of $275,000 per annum, less required and authorized withholding and deductions (the "Base Salary"), payable in installments in accordance with the Company's executive payroll policy. The Base Salary shall be reviewed annually, at the same time as for other senior officers of the Company, and increased, as determined by the Board in its discretion, but not decreased except as part of an across-the-board reduction in senior officer base salaries consistent with (on a percentage basis) reductions applicable to other senior officers of the Company, and any such increased (or decreased) amount shall be the Executive's "Base Salary" for all purposes hereunder thereafter.

          (b) PERFORMANCE BONUS. Subject to Section 4, commencing with calendar year 2005 and during each calendar year of the Employment Period thereafter, the Executive also will be eligible to receive an annual cash incentive bonus in accordance with the Company's Annual Incentive Plan or other annual bonus plan, as applicable, as determined by the Compensation Committee of the Board, in its sole discretion, with a target bonus opportunity as a percentage of Base Salary not less than 60% (the "Performance Bonus"). The performance criteria under the Annual Incentive Plan or other annual bonus plan shall be determined by the Chief Executive Officer of the Company within forty-five (45) days after the beginning of the applicable fiscal year. The Performance Bonus in respect of any fiscal year shall be paid in accordance with the procedures specified by the Compensation Committee, but in no event later than ninety (90) days after the end of each fiscal year. Notwithstanding, the Executive's Performance Bonus attributable to calendar year 2005 shall be equal to not less than the gross amount of $82,500 ("Guaranteed Bonus"), to be paid at such time as the date on which the cash incentive bonus is paid to other executives of the Company but no later than April 1, 2006 (less required and authorized withholding and deductions). Any Performance Bonus payable hereunder shall be paid at such time as the date on which the cash incentive bonus is paid to other executives of the Company but no later than 90 days after the Performance Bonus year to which it is attributable.

          (c) SHARE APPRECIATION PLAN. Executive shall be considered an eligible participant for purposes of the Merisant Worldwide Inc. 2005 Share Appreciation Rights Plan as adopted by the Board of Directors in accordance with its terms and conditions, as summarized on Exhibit B hereto, and as supplemented pursuant to a plan document to be approved by the Board of Directors of Merisant Worldwide, Inc., and Executive shall receive an award thereunder for 0.75% of the Residual Equity Value (as defined in Exhibit B) achieved under this Plan.

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          (d)  EMPLOYEE BENEFITS. During the Employment Period, the Executive
shall be eligible to participate in such executive compensation and deferred compensation plans, such employee benefit plans (including group health, retirement and non-qualified retirement programs), and to receive such other fringe benefits and perquisites, as the Company may make available to senior executives generally, subject to all present and future terms and conditions of such executive compensation and deferred compensation plans, benefit plans and other fringe benefits and perquisites. In the event the Executive waives participation in the medical, dental, and EAP ("Health Coverage") programs, Executive shall receive a monthly payment of $266 payable through the regular payroll and subject to withholding and other deductions as appropriate; provided, such amount shall be increased (or decreased) from time to time as, when and to the extent that, the underlying personal health insurance premium of the Executive increases (or decreases) providing the Company is furnished with timely documentation from Executive supporting the change. Such payment in lieu of Health Coverage will cease upon election by the Executive to be covered under any of the Health Coverage programs. The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, benefit plans, policies and procedures, in whole or in part, at any time with or without notice, provided that the Company will not make any change to the Executive's employee or fringe benefits that it does not also make on a consistent basis for other senior executives of the Company.

          (e) VACATION. The Executive shall receive four weeks of paid vacation per calendar year (prorated as appropriate for any partial calendar year) subject to the Company's vacation policies and procedures as in effect or amended from time to time.

          (f) BUSINESS EXPENSES. The Company shall reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of the Executive's duties in accordance herewith during the Employment Period, and provide such other facilities or services as the Company and the Executive may, from time to time, agree are appropriate, in each case in accordance with the Company's policies established from time to time for senior officers of the Company and conditioned upon receipt of appropriate documentation for such business expenses.

          4.   TERMINATION.

          (a) Notwithstanding anything to the contrary in this Agreement, the Executive's employment shall automatically terminate upon the Executive's death, the Company may immediately terminate the Executive's employment for Cause or Incapacity (as defined below) effective upon written notice to the Executive, and the Executive may voluntarily terminate his employment at any time for any reason effective upon sixty (60) days prior written notice to the Company. In the event of any such termination, the Executive shall receive his Accrued Benefits and shall not be entitled to any other amounts from the Company. Executive's "Accrued Benefits" are (i) any earned but unpaid base salary through the last day of the Period of Employment, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which the Period of Employment ends, (iii) any accrued but unpaid vacation pay, (iv) any reimbursable business expenses or unpaid perquisites through the last day of the Employment Period, (v) any vested benefits, including performance awards under Company incentive plans, through the last day of the Employment Period in accordance with the Company's employee benefit plans or programs and executive compensation and deferred compensation plans, and (vi) any benefit continuation or conversion rights in accordance with

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the Company's employee benefit plans or programs. Executive shall also be paid his Guaranteed Bonus if unpaid at that time and the effective termination date is a date after December 31, 2005. Executive's Accrued Benefits shall be paid in a lump sum within thirty days after the date of termination, except that Accrued Benefits payable pursuant to clause (ii), and any Guaranteed Bonus, shall be paid when bonuses are paid to other senior executives and amounts payable pursuant to clauses (v) and (vi) shall be paid in accordance with the applicable plan.

                    (i) "Incapacity" means such physical or mental condition of the Executive which renders and is expected to render the Executive incapable of performing the essential functions of his position hereunder with or without reasonable accommodation for 180 calendar days (whether consecutive or not) within any 360-calendar-day period, as determined in good faith by the Board upon consultation with a physician selected by the Board in its discretion. The Executive hereby agrees to submit to any reasonable medical examination(s) as may be recommended by the Company for the purpose of determining the existence or absence of Incapacity.

                    (ii) "Cause" means any of the following conduct by the Executive, as determined in good faith by the Board: (I) embezzlement, misappropriation of corporate funds, fraud, or other material acts of dishonesty; (II) conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any such felony or misdemeanor; (III) engaging in illegal conduct or gross misconduct which causes financial or reputational harm to the Company or any of its affiliates or other related entities; (IV) refusal to perform or continued willful disregard of his duties and responsibilities (other than due to any failure resulting from incapacity due to physical or mental illness or injury), (V) material breach of any written policy of the Company or a subsidiary, including the Company's Code of Business Conduct and Ethics, as in effect or amended from time to time; (VI) breach or threatened breach of Section 5 of this Agreement (including without limitation any provision of Exhibit A hereto); (VII) material breach of any other provision of this Agreement; or (VIII) violation of any statutory or common law duty of loyalty to the Company or any of its affiliates or other related entities. Notwithstanding the foregoing, the Company shall not terminate the Executive's employment pursuant to subparts (III), (IV), or (VII) of this
Section 4(a)(ii) unless the Company first gives the Executive notice in reasonable detail describing the basis for such "Cause" and a reasonable opportunity to cure any such grounds for termination (provided that no such notice and cure shall be required as to any such grounds that are not reasonably susceptible to a cure under the circumstances). For purposes of this Section 4(a)(ii), acts or omissions of the Executive shall not be considered "willful" if done or omitted by the Executive in good faith and with a reasonable belief that such conduct is in the best interests of the Company.

          (b) Notwithstanding anything to the contrary in this Agreement, the Company may terminate the Executive's employment for any reason other than Incapacity or Cause or for no reason at any time by written notice to the Executive, at which time the Executive shall be entitled to receive an amount ("Severance") equal to one year's Base Salary either through salary continuation or a lump sum payment, or combination thereof, at the Company's discretion. If at the time of termination the Executive has Health Coverage, then the Executive shall be entitled to continuation of his Health Coverage for one year following the date of termination with premiums charged to him at active employee rates, which coverage shall be concurrent with any COBRA benefits subject to all terms and conditions of the COBRA Act. The Executive shall

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receive a pro rata (based on the portion of the year employed) target bonus for the year of termination, payable when bonuses are paid to other senior executives. The Executive shall be entitled to his Accrued Benefits and his Guaranteed Bonus to the extent not previously paid.

          (c) The Executive understands and agrees that the termination of his employment due to the expiration of the Employment Period following a notice by the Company pursuant to Section 1(a) that the Company will not extend (or further extend) the Employment Period (a "Non-Renewal") shall not constitute or be considered a termination pursuant to Section 4(a) or 4(b), and shall entitle the Executive to his Accrued Benefits and no other amounts; provided, if the Company gives Executive notice of Non-Renewal and Executive's employment is terminated by the Company on or after the resulting expiration of the Employment Period, then Executive shall receive a pro rata (based on the portion of the year employed) target bonus for the year of such termination, payable when bonuses are paid to other senior executives.

          (d) Any termination of the Executive's employment shall automatically effectuate the Executive's removal from any and all officer positions that the Executive then holds with the Company as of the effective termination date. Any and all payments to the Executive under this Agreement shall be reduced by required or authorized withholding and deductions.

          (e) The Executive shall be entitled to all benefits (including incentive awards and severance) provided to senior executives of the Company (excepting the CEO) in the event of a change of control. The Executive's award under the 2005 Share Appreciation Rights Plan shall vest on terms and conditions no less favorable than those provided to other senior executives of the Company, including the CEO.

          (f) Upon termination of the Period of Employment, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Amounts due to the Executive under this Agreement shall not be subject to offset by the Company for any claims the Company may have against the Executive, unless otherwise specifically agreed to in writing by the Executive.

          (g) If the Executive incurs an excise tax imposed on "excess parachutes payments" under Internal Revenue Code Section 4999, as defined in Code Section 280G, on account of any amount paid or payable to, or for the benefit of, the Executive by the Company or its stockholders or affiliates in respect of obligations of the Company, in each case, in respect of this Agreement or any of the Company's incentive and benefit plans, then the Company shall pay the Executive, within ten days prior to the date payable by Executive, an amount equal to the sum of (x) the excise taxes (penalties and interest, other than if caused solely by Executive's inaction in filing or payment timely) payable on such excess parachutes payments, plus (y) an additional amount such that after payment of all taxes (penalties and interest, other than if caused solely by Executive's inaction in filing or payment timely) on such additional amount there remains a balance sufficient to pay taxes actually due and payable on the tax referred to in clause (x). References to "excise tax" and "taxes" in this Section 4(g) shall also mean all penalties and interest thereon, other than such penalties and interest incurred by Executive solely by his inaction in filing or payment timely.

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          5.   CONFIDENTIALITY. By his execution of this Agreement, the
Executive hereby agrees to abide by the Confidentiality Agreement attached as Exhibit A hereto and hereby made a part of this Agreement. In the event of any conflict between the main body of this Agreement and Exhibit A, the provisions of the main body of this Agreement shall control (including, without limitation, (i) that the duration of the post-employment covenants under Section 6(a) and 6(b) shall control over the two-year duration of such similar covenants in Exhibit A and (ii) the limitation of the covenant under Section 6(a) to the Competitive Enterprises in Exhibit C (as in effect from time to time) shall control over the definition of "Competitive Work" in Exhibit A). The Executive acknowledges and agrees that a breach of any provision of this section (including without limitation any provision of Exhibit A) will result in immediate and irreparable harm to the Company and its affiliates and other related entities for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Executive agrees that the Company and its affiliates and other related entities shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Executive (without posting a bond or other security), without limiting any other remedies that may be available to them.

          6.   NON-COMPETITION AND NON-SOLICITATION AGREEMENT

          a)   NON-COMPETE.

     Without the consent in writing of the Board, during the Period of Employment and for the period of twelve (12) months following termination of employment, the Executive will not permit the Executive's name to be used by, or engage in, or carry on, directly or indirectly, either for the Executive or as a member of a partnership or as a stockholder, member, manager, investor, officer or director of a corporation, limited liability company or similar entity or as an employee, agent, associate or consultant of any person, partnership, corporation, limited liability company or similar entity, any business in competition with the business carried on by the Company or any of its subsidiaries within the geographical areas in which the Company or its subsidiaries are conducting their business operations or providing services as of the date of the Executive's termination of employment (a "Competitive Enterprise"). The names of the Competitive Enterprises as of the date of this Agreement are set forth on Exhibit C. The Company shall furnish the Executive with an updated Exhibit C at least annually, provided, however, that in no event shall the number of Competitive Enterprises exceed ten (10) such Competitive Enterprises. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

          b)   NON-SOLICIT.

     Without the consent in writing of the Board (which consent shall be in the sole discretion of the Board), during the Period of Employment, and for the period of twenty-four (24) months following termination of employment by the Company without Cause or by the Executive for any reason, or for the period of twelve (12) months following termination of employment for any other reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause the Executive to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Customer or (iv) Solicit anyone who is then an executive of the Company (or who was an executive of the

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Company on the date of the Executive's termination of employment or within the prior twelve (12) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

     For purposes of this Agreement, (i) a "Customer" means any customer or prospective customer of the Company or its subsidiaries to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive's relationship or continued employment with the Company or its subsidiaries, and
(ii) "Solicit" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

          c) EFFECT OF MATERIAL BREACH. In the event the Executive materially breaches the provisions of paragraphs (a) or (b) of this Section 6, the Company may immediately cease all payments to the Executive under this Agreement, may seek recovery of payments received by the Executive under this Agreement and shall be entitled to seek an injunction, restraining order or other equitable relief restraining any such material breach, and monetary damages for such material breach; provided, however, that nothing in the preceding shall prohibit or otherwise impact the Executive's right or ability to dispute that a material breach has occurred.

          7. NOTICES. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to the attention of General Counsel, Merisant Company, 10 S. Riverside Plaza, Suite 850, Chicago, IL 60606; and (b) if to the Executive, to Anthony J. Nocchiero, at his last residence address identified on the payroll records of the Company. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service from within the United States.

          8. ASSIGNMENT. This Agreement is enforceable by the Company and its affiliates and other related entities and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, affiliate or other related entity of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. The Executive may not assign any of his rights or obligations under this Agreement. The Company shall cause any successor to expressly assume and agree, in writing delivered to Executive, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, and failure to do so shall be grounds for Executive to voluntarily terminate his employment at any time within thirty days thereafter which termination shall be treated for all purposes as an involuntary termination without Cause (and other than due to Incapacity).

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          9.   ARBITRATION.

          (a) Except for claims or disputes under Section 5 or Exhibit A, the Executive and the Company agree that, to the extent permitted by law, all claims or disputes arising out of or relating to this Agreement, the parties' employment relationship, or the termination of such relationship that may exist or arise between the Executive and the Company, or any subsidiary, parent, affiliate, other related entity, benefit plan, successor or permitted assign of the Company, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them (in their respective capacities as such) shall be submitted for binding arbitration in Chicago, Illinois and resolved by a member of a Chicago, Illinois arbitration panel (or by such other arbitrator or in such other place to which the parties agree) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as in effect or amended from time to time), except as set forth below. Claims subject to arbitration hereunder include without limitation claims by the Executive for employment discrimination, harassment, retaliation, wrongful termination or defamation under any federal, state, or local law, regulation, ordinance, or executive order or under common law, and further include without limitation claims under any of the following statutes (as in effect or amended from time to time): the Illinois Human Rights Act, the Chicago and Cook County Human Rights Ordinances, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act.

          (b) The arbitrator shall have no power to modify the provisions of this Agreement (except pursuant to Section 14 herein or Exhibit A), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Chicago, Illinois or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator shall apply the substantive internal law of the state of Illinois, except as otherwise required by law. The arbitrator's decision or award shall be final and binding, and judgment thereupon may be entered in any Illinois or other court having jurisdiction thereof.

          (c) Notwithstanding the foregoing, the Company may in its discretion immediately pursue any and all available legal and equitable remedies for the Executive's violation of any provision of Section 5 or Exhibit A in any court of competent jurisdiction.

          10. AMENDMENT AND WAIVER. This Agreement may not be amended orally and may only be amended by written instrument signed by both parties (subject to Section 14 herein and Exhibit A). A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

          11. GOVERNING LAW. This Agreement shall be governed by the internal laws of the state of Illinois, without regard to its conflict of laws rules.

          12. HEADINGS; CONSTRUCTION. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

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          13.  ENTIRE AGREEMENT AND SURVIVAL. This Agreement (including Exhibit
A, Exhibit B, and Exhibit C hereto) contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter. Sections 4 through 16 herein and Exhibit A and Exhibit B to this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or the Executive's employment.

          14. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          15. CONDITION PRECEDENT. This Agreement and the Executive's employment hereunder will not be effective unless and until the Board duly approves this Agreement and each of the Boards of Directors of the Company, Merisant Worldwide Inc., and Merisant Company appoints Executive to the position of Chief Financial Officer, Vice President Finance of each of the corporations. This Agreement shall be null and void and shall be of no force and effect in the event that the Board does not so approve this Agreement for any or no reason.

          16. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

          17. INCONSISTENCY. In the event of any inconsistency between this Agreement and any other agreement, plan, award or program, this Agreement shall control.

          18. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the maximum extent provided under the Company's charter, by-laws and applicable law and shall enter into an indemnification agreement applicable to its senior officers.1 The Company shall insure Executive under a policy of directors and officers liability insurance, during and following termination of employment, to the same extent as it insures the chief executive officer and members of the Board.

          19. PROFESSIONAL FEES. The Company shall pay Executive's reasonable professional fees incurred to negotiate and prepare this Agreement, in an amount not to exceed $7,500 promptly upon receipt of reasonably detailed invoice(s) supporting the expense incurred.

The Executive hereby acknowledges that the terms of this Agreement are subject to review from time to time by the Company in order to comply with federal, state and tax laws and regulations. If it is reasonably necessary, appropriate or convenient to amend the terms of this Agreement in order to comply with such laws and regulations or to otherwise avoid or mitigate a material adverse effect to the Company or the Executive under applicable tax laws and regulations, the Company and Executive will negotiate in good faith to amend this Agreement so long as the economic benefit or obligations under the Agreement will be substantially similar.

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THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE
ABOVE AND INTEND TO BE BOUND THEREBY AS OF THE DATE FIRST WRITTEN ABOVE:

                                  MERISANT COMPANY


 /S/ ANTHONY J. NOCCHIERO              BY: /S/ PAUL R. BLOCK
------------------------------            -------------------------------------
ANTHONY J. NOCCHIERO                      PAUL R. BLOCK
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

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MERISANT

                                                                       EXHIBIT A

                                    AGREEMENT

In consideration of the compensation and other benefits of my employment and continued employment by Merisant Company or one of its Subsidiaries and of other valuable consideration, I agree with Merisant as follows:

I.   EMPLOYMENT BY MERISANT

As used herein, "Merisant" means Merisant Company or one of its Subsidiaries, whichever is my employer. The term "Subsidiary" means any corporation, joint venture or other business organization in which Merisant Company now or hereafter, directly or indirectly, owns or controls more than a fifty percent (50%) equity interest.

During my Merisant employment I shall devote my working time and best efforts to the service of Merisant and shall comply with the policies and procedures of Merisant, including those relating to security and employee conduct, and I shall not engage in any planning or other business or technical activity, competitive with or in conflict with the business interests of Merisant Company or any Subsidiary.

II.  CONFIDENTIAL INFORMATION

As used herein, "Confidential Information" means all technical and business information of Merisant Company and its Subsidiaries, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I have access during my employment. "Confidential Information" shall also include results derived from confidential evaluations of, and the confidential use or non-use by Merisant Company or any Subsidiary of, technical or business information in the public domain.

I shall use my best efforts and diligence both during and after my Merisant employment to protect the confidential, trade secret and/or proprietary character of all Confidential Information. I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of my Merisant duties and as may be required by courts, administrative or regulatory agencies.

I shall deliver promptly to Merisant, at the termination of my employment, or at any other time at Merisant's request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom Merisant Company or any Subsidiary has a business relationship.

I understand that I am not to disclose to Merisant Company or any Subsidiary, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of my former employers.

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III. COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of two years following termination for any reason of my final employment with Merisant Company or any Subsidiary, engage in or contribute my knowledge to any work or activity that involves a (a) tabletop sweetener product; or (b) any product or process, which is then competitive with a product or process (i) from which the Subsidiary, division or region of Merisant for which I devoted the majority of my time then derives a material portion of its earnings and (ii) about which I accessed Confidential Information while at Merisant Company or any Subsidiary at any time during the period of five years immediately prior to such termination ("Competitive Work"). Following the expiration of said two year period, I shall continue to be obligated under the "Confidential Information" section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

During my employment by Merisant and for a period of two years thereafter, I shall not, directly or indirectly, induce or attempt to induce a salaried employee of Merisant Company or any of its Subsidiaries to accept employment or affiliation involving Competitive Work with another firm or corporation of which I am an employee, owner, partner, shareholder, or consultant.

If, at any time of enforcement of this Agreement, a court or an arbitrator holds that the terms stated in this "Competitive Activity" section are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and/or scope permitted by law.

IV.  IDEAS, INVENTIONS OR DISCOVERIES

I shall promptly disclose to Merisant all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make, alone or with others, during my employment, whether or not during working hours, and which directly or indirectly

     (a) relate to matters within the scope of my duties or field of responsibility during my employment by Merisant Company or its Subsidiaries; or
     (b) are based on my knowledge of the actual or anticipated business or interests of Merisant Company or its Subsidiaries; or
     (c) are aided by the use of time, materials, facilities or information of Merisant Company or its Subsidiaries.

I hereby assign to Merisant, or its nominee, without further compensation, all of my right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

Without further compensation but at Merisant's expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by Merisant to enable Merisant to obtain, maintain, and enforce protection of such ideas, inventions

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and discoveries for and in the name of Merisant, or its nominee, in all countries of the world. However, should I render any of these services following termination of my employment, I shall be compensated at a rate per hour equal to the base salary I received from Merisant at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

I recognize that ideas, inventions or discoveries of the type described above conceived or made by me, alone or with others, within one year after termination of my employment are likely to have been conceived in significant part while employed by Merisant. Accordingly, I agree that such ideas, inventions or discoveries shall be presumed to have been conceived during my Merisant employment unless and until I have established the contrary by clear and convincing evidence.

V.   MISCELLANEOUS

This Agreement shall be construed under the laws of the State of Illinois and shall be binding upon and enforceable against my heirs and legal representatives and the assignees of any idea, invention or discovery conceived or made by me.

To the extent this Agreement is legally enforceable, it shall supersede all previous agreements covering this subject matter between me and Merisant Company or its Subsidiaries, but shall not relieve me or such other party from any obligations incurred under any such previous agreement while in force; provided, in the event of any inconsistency between this Agreement and my Employment Agreement with Merisant Company, dated as of July 18, 2005 ("Employment Agreement"), my Employment Agreement shall control.

If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

If I am transferred from the company which was my employer at the time I signed this Agreement to the employment of another company that is a Subsidiary of Merisant Company or is Merisant Company itself, and I have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed "Merisant" for all purposes hereunder and shall have the right to enforce this Agreement as my employer. In the event of any subsequent transfer, my new employer shall succeed to all rights under this Agreement so long as such employer shall be Merisant Company or one of its Subsidiaries and so long as this Agreement has not been superseded.

Nothing in this Agreement alters the at-will employment relationship between Merisant and its employees, subject to the terms and conditions of my Employment Agreement.

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                                                                       EXHIBIT B

                            MERISANT WORLDWIDE, INC.
                 SUMMARY OF 2005 SHARE APPRECIATION RIGHTS PLAN

                                    KEY TERMS

The 2005 Share Appreciation Rights Plan (the "Plan") will offer certain employees an opportunity to share in any increase in the equity value of Merisant Worldwide, Inc. and its consolidated subsidiaries (for the purpose of this Exhibit B, the "Company") and thereby motivate these employees to increase the profitability and growth of the Company as well as attract and retain highly qualified individuals as employees. The Plan will contain the following key terms.

     1. Participants will receive payments under the Plan upon a change of control of the Company pursuant to which the stockholders of the Company receive cash or marketable securities in exchange for their shares in a single transaction or series of related transactions or upon the sale of all or substantially all of the assets of the Company.

     2. Payments under the Plan will be measured based upon the residual equity value of the Company after the repayment of all indebtedness of the Company then outstanding PLUS the residual equity value of any entity controlled by affiliates of the Company that is sold in connection with the sale of the Company after the repayment of all indebtedness then outstanding of such entity and a compounded annual rate of return on investment to be determined for investors in such entity to be determined (together, the "Residual Equity Value").

     3. The amount of the funds available to be paid out to the Plan participants will increase as a percentage of the Residual Equity Value as the Residual Equity Value increases. These amounts will equal: 8% of any Residual Equity Value between $0 and $100 million; 10% of any Residual Equity Value greater than $100 million but less than $200 million; and 12% of any Residual Equity Value greater than $200 million.

     4. Individual awards vest upon the triggering event and will represent a percentage of the aggregate funds available to be paid out to all Plan participants. Awards granted under the Plan will be forfeited upon the voluntary or involuntary termination of employment of the participant with the Company with or without cause.

     5. The final terms of the Plan will be subject to the recommendation of the Compensation Committee of the Board of Directors and the approval of the Board of Directors.

     6. The Board of Directors approved this Summary on June 8, 2005 and the final terms of the Plan will be adopted as soon as may be practicable thereafter.

          In the event of any inconsistency between this Summary and my Employment Agreement with Merisant Company, dated as of July 18, 2005, such Employment Agreement shall control.

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                                                                       EXHIBIT C

Competitive Enterprises

     -    Johnson & Johnson, McNeil Consumer Products and affiliates
     -    Cumberland Packaging, Inc.
     -    Ajinomoto Co., Inc.
     -    Hermesetas
     -    Alberto Culver Company
     -    Sara Lee Corporation

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